UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2018

VERIFONE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-32465

Delaware	04-3692546
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

88 West Plumeria Drive

San Jose, CA 95134

(Address of principal executive offices, including zip code)

408-232-7800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 9, 2018, VeriFone Systems, Inc. (the “Company” or “Verifone”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Vertex Holdco LLC, a Delaware limited liability company (“Parent”) and Vertex Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company in the Merger. Parent and Merger Sub are owned by an investor group (the “Investor Group”) led by the private equity investment firm Francisco Partners (“FP”) and including British Columbia Investment Management Corporation.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger, each share of common stock, $0.01 par value, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than shares of Company Common Stock owned by the Company, Merger Sub, Parent, or any of their respective direct or indirect wholly-owned subsidiaries, in each case not held on behalf of third parties, and shares of Company Common Stock owned by stockholders of the Company who have properly demanded and not withdrawn a demand for, or lost their right to, appraisal rights under Delaware law) will be converted into the right to receive $23.04 per share of Company Common Stock in cash, without interest (the “Merger Consideration”).

The Merger Agreement includes a “go-shop” provision, pursuant to which, during the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. (California time) on May 24, 2018 (the “No-Shop Period Start Date”), the Company and its representatives may initiate, solicit and encourage any alternative acquisition proposals from third parties, provide nonpublic information to such third parties and participate in discussions and negotiations with such third parties regarding alternative transaction proposals. Beginning on the No-Shop Period Start Date, the Company must cease such activities and is precluded from soliciting or facilitating, directly or indirectly, any proposals or engaging in any discussions regarding, an acquisition proposal, except in the event that, prior to the stockholder vote on the Merger, in response to an unsolicited written acquisition proposal, the Board of Directors of the Company (the “Board”) determines in good faith after consultation with its outside legal counsel and financial advisors that such acquisition proposal constitutes, or would reasonably be expected to result in, a Superior Proposal (as defined in the Merger Agreement) and failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. The Merger Agreement contains customary representations and warranties of the Company and Parent relating to their respective businesses and organizations. Additionally, the Merger Agreement provides for customary pre-closing covenants of the Company, including covenants relating to conducting its business in the ordinary course consistent with past practice and refraining from taking certain actions without Parent’s consent, and to convening and holding a meeting of the Company’s stockholders for the purpose of voting on the adoption of the Merger Agreement.

Parent and the Company have agreed to use their respective reasonable best efforts, subject to certain exceptions, to, among other things, consummate the transactions contemplated by the Merger Agreement as promptly as reasonably practicable and obtain any required regulatory approvals.

Consummation of the Merger is subject to various conditions, including, among others, customary conditions relating to the adoption of the Merger Agreement by the requisite vote of the Company’s stockholders, and expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as certain foreign regulatory approvals. The obligation of each party to consummate the Merger is also conditioned on the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement.

Parent and Merger Subsidiary have secured committed financing, consisting of a combination of equity to be provided by the Investor Group and debt financing from Credit Suisse AG, Barclays Bank PLC and Royal Bank of Canada, the aggregate proceeds of which Parent and Merger Sub have represented will be sufficient for Parent and Merger Sub to pay the aggregate Merger Consideration and other fees and expenses under the Merger Agreement. Parent has agreed to use its reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letter entered into on April 9, 2018, in connection with the Merger Agreement . In addition, the Investor Group has provided the Company with a limited guarantee in favor of the Company (the “Limited Guarantee”). In the aggregate, the Limited Guarantee guarantees the payment of the termination fee payable by Parent under certain circumstances, as summarized below, and certain reimbursement obligations that may be owed by Parent to the Company pursuant to the Merger Agreement. The Merger Agreement also provides that, subject to certain conditions, either party may specifically enforce the other party’s obligations under the Merger Agreement, provided that the Company’s ability to cause the equity financing to be funded is subject to the funding, or availability to be funded, of the debt financing. The Merger Agreement does not contain a financing condition or contingency.

The Merger Agreement also provides for certain customary termination rights of the Company and Parent, including the right of either party to terminate the Merger Agreement if the Merger is not consummated by October 9, 2018 (the “Outside Date”), provided that the Outside Date may be extended by either party up to two times for a period of three months each under certain circumstances. Either party may also terminate the Merger Agreement if the Company’s stockholder approval has not been obtained at a duly convened meeting of the Company’s stockholders or an order permanently restraining, enjoining, or otherwise prohibiting consummation of the Merger becomes final and non-appealable. In addition, Parent may terminate the Merger Agreement if the Board changes its recommendation in favor of the Merger prior to adoption of the Merger Agreement by the Company’s stockholders or materially breaches its non-solicitation obligations under the Merger Agreement. The Company may terminate the Merger Agreement prior to adoption by the Company’s stockholders if the Board authorizes the Company to enter into an alternative acquisition agreement in response to a Superior Proposal in accordance with the terms, and subject to the provisions, of the Merger Agreement governing such matters, including payment of the applicable Company Termination Fee, as summarized below.

If, prior to the adoption of the Merger Agreement by the Company’s stockholders, the Merger Agreement is terminated (i) by Parent because the Board has changed its recommendation in favor of the Merger or the Company has materially breached its non-solicitation obligations under the Merger Agreement or (ii) by the Company to enter into an agreement for an alternative transaction in response to a Superior Proposal, the Company will be required to pay a fee of $86.6 million, or, if terminated before the No-Shop Start Date, $33.3 million (such fee, the “Company Termination Fee”). The Company will also be required to pay the Company Termination Fee if the Merger Agreement is terminated in certain other circumstances and the Company subsequently enters into a definitive agreement with respect to, or consummates, an alternative transaction that results in a change of control of at least 50% of the Company’s assets or equity. Parent will be required to pay a fee of $186.6 million if the Merger Agreement is terminated under certain circumstances relating to breach of the Merger Agreement by Parent or Parent’s failure to close when all closing conditions are satisfied or waived.

The foregoing description of the Merger Agreement is qualified in its entirety by the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

Important Statement regarding the Merger Agreement. The Merger Agreement has been included to provide investors with information regarding terms of the Merger. It is not intended to provide any other factual information about the Company, Parent, or their respective subsidiaries or affiliates. The representations, warranties, and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations, qualifications or other particulars agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts or made for other purposes, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and may not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information will not necessarily be fully reflected in the Company’s public disclosures.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective April 9, 2018, the Board amended the Amended and Restated Bylaws of the Company (the “Bylaws”) pursuant to Amendment No. 1 thereto (the “Bylaw Amendment”). The Bylaw Amendment adds a new Section 7.8 to the Bylaws, providing that unless the Company consents to the selection of an alternative forum, the Delaware Court of Chancery (or in some cases, other state or federal courts in Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of the Company to the Company or the Company’s stockholders, including a claim alleging aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against the Company or any current or former director, officer, stockholder, employee or agent of the Company arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”), the Company’s certificate of incorporation or the Bylaws, (iv) any action asserting a claim related to or involving the Company or any current or former director, officer, stockholder, employee or agent of the Company that is governed by the internal affairs doctrine or (v) any action asserting an internal corporate claim, as that term is defined in Section 115 of the DGCL.

The foregoing description is qualified in its entirety by reference to the full text of the Bylaw Amendment, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01. Other Events.

On April 9, 2018, the Company and FP issued a joint press release announcing that they have entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and on currently available competitive, financial and economic data and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to changes in economic, business, competitive, technological, and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of Verifone, including many factors beyond our control. These risks and uncertainties include, but are not limited to, those associated with: the parties’ ability to meet expectations regarding the timing and completion of the Merger, the risk the Verifone stockholders do not approve the Merger, the occurrence of any event, change or other circumstance that would give rise to the termination of the Merger Agreement, the response by stockholders to the Merger, the failure to satisfy each of the conditions to the consummation of the Merger, including but not limited to, the risk that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger on acceptable terms, or at all, the disruption of management’s attention from ongoing business operations due to the Merger, the effect of the announcement of the Merger on Verifone’s relationships with its customers, suppliers, operating results and business generally, the risk that any announcements relating to the Merger could have adverse effects on the market price of Verifone’s common stock, the outcome of any legal proceedings related to the Merger, employee retention as a result of the Merger, and risks and uncertainties affecting the operations of our business, included in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our quarterly reports on Form 10-Q.

The forward-looking statements speak only as of the date such statements are made. Verifone is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Verifone by Francisco Partners. In connection with the proposed acquisition, Verifone and Francisco Partners intend to file relevant materials with the SEC, including Verifone’s proxy statement on Schedule 14A. STOCKHOLDERS OF VERIFONE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING VERIFONE’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Verifone stockholders will receive information at an appropriate time on how to obtain transaction-related documents free of charge from Verifone. Such documents are not currently available.

Participants in Solicitation

Verifone and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Verifone common stock in respect of the proposed transaction. Information about the directors and executive officers of Verifone is set forth in the proxy statement for Verifone’s 2018 Annual Meeting of Stockholders, which was filed with the SEC on February 8, 2018. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated April 9, 2018, by and among VeriFone Systems, Inc., Vertex Holdco LLC and Vertex Merger Sub LLC.

3.1	Amendment No. 1 to the Amended and Restated Bylaws of VeriFone Systems, Inc.

99.1	Press Release, dated April 9, 2018.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any omitted schedules upon request by the U.S. Securities and Exchange Commission; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERIFONE SYSTEMS, INC.

Date: April 9, 2018	By:	/s/ Vikram Varma
	Name:	Vikram Varma
	Title:	General Counsel and Secretary